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Exhibit 10.17

[Anacomp Letterhead]

Date: December 19, 2001

To: William C. Ater

cc: Paul J. Najar

Subject: Part-Time Employment

        In consideration of your long-term employment with Anacomp, Inc. ("Anacomp" or the "Company") and your continuing value to the Company, Anacomp offers you the following:

        1.    Your Employment Agreement dated October 27, 1999 with Anacomp will cease on December 31, 2001 and be superceded by this Agreement.

        2.    Beginning January 1, 2002, you will be available to Anacomp on a part-time basis to work on the projects set forth below and special projects assigned by the CEO, for ten (10) days per month during the 2002 calendar year The projects that you will work on are as follows: (a) providing the CEO with a report on international headcount and compensation issues by February 1, 2002; (b) assisting the Vice President of Human Resources on Benefits and Compensation matters until December 31, 2002; (c) assisting the Vice President of Real Estate on the relocation of the Poway Corporate Office until December 31, 2002; and (d) transitioning benefits and compensation responsibilities to a new benefits and compensation person by December 31, 2002.

        3.    For the above service, Anacomp will pay you $5,000 per month. If you are required to work additional days you will be paid $1,000.00 per day. The extra work days must be approved in advance by the CEO. Such extra work days will be paid after June 30, 2003 at $5,000 per month until completely paid.

        4.    You will also be entitled to receive bonuses totaling $60,000 based on the completion of the tasks set forth in Section 2 above. These bonuses shall be paid on the following schedule:

On February 1, 2002—$15,000.
On September 30, 2002—$15,000.
From January 1, 2003 to June 30, 2003—$5,000 per month.

        From the period of January 1, 2002 until June 30, 2003 or the completion of extra work day payments set forth in Section 3 (whichever is later), you will remain an employee of Anacomp. During this period, you will have no specific duties, but, you shall be available to answer questions should the need arise.

        5.    Your termination date will be June 30, 2003 (the "Termination Date"). This date may be extended by mutual agreements by the parties. After the Termination Date, Ater shall be eligible for COBRA, Executive Level. The Company shall reimburse Ater for COBRA payments until December 31, 2004.

        6.    You will be entitled to all employee benefits including the Executive Health Plan through your Termination Date, except that you will not be eligible for vacation accrual or holiday pay.

        7.    The "Confidentiality, Non-Competition and Non-Disclosure Agreement" dated October 2, 1996, that you executed in connection with the grant of the stock options referenced in the first sentence of item number 7 above, remains in full force and effect in accordance with its terms and will survive any termination of your Employment Agreement or this letter agreement.

        8.    This letter agreement may only be modified by mutual written agreement between the CEO of the Company and yourself. This letter agreement shall be governed by the laws of the State of California, without regard to it conflict of laws.

        Please sign below to indicate your acceptance of the terms and conditions of this letter agreement.

Best regards,

/s/  EDWARD P. SMOOT

Edward P. Smoot
President and CEO

AGREED TO AND ACCEPTED:

/s/ WILLIAM C. ATER William C. Ater	12/27/01 Date

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  Exhibit 10.17